Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

A2Z Cust2mate Solutions Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	common shares, no par value per share	Rule 457(h)	2,118,337	(2)	$4.44	(3)	$9,405,416.28	$0.0001531	$1,439.97
Equity	common shares, no par value per share	Rule 457(c) and (h)	3,468,152	(4)	$7.77	(5)	$26,947,541	$0.0001531	$4,125.67
Total Offering Amounts							$36,352,957.28		$5,565.64
Total Fee Offset									—
Net Fee Due									$5,565.64

(1)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.
(2)	Represents common shares issuable pursuant to outstanding share options.
(3)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon a weighted average of the exercise prices of outstanding options previously granted.
(4)	Represents 504,667 restricted share units issued under the A2Z Cust2Mate Solutions Corp. RSU Plan, 1,584,627 shares reserved for issuance under the A2Z Cust2Mate Solutions Corp. RSU Plan and 1,374,858 shares reserved for issuance under the A2Z Cust2Mate Solutions Corp. Stock Option Plan.
(5)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average high and low price of the Company’s common shares as reported on The Nasdaq Capital Market on April 21, 2025.